Exhibit 99.2

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES QUARTERLY CASH DIVIDEND

AND INCREASE IN SHARE REPURCHASE AUTHORIZATION

Minneapolis, MN (July 14, 2021)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.45 per share will be paid September 1, 2021 to shareholders of record on the close of business on August 11, 2021.  Future dividends will be subject to Board approval.

Winmark also announced today that its Board of Directors has approved a 400,000 share increase to its existing share repurchase authorization.  This increase represents approximately 11% of Winmark’s current shares outstanding.

The authorization does not constitute a commitment to repurchase shares.  Winmark may conduct the repurchases through open market purchases, block trades, negotiated transactions, or any other manner that complies with the provisions of the Securities and Exchange Act of 1934, as amended.  There is no end date to the share repurchase program.

Winmark, the Resale CompanyTM, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 26, 2021, there were 1,266 franchises in operation and over 2,000 available territories.  An additional 36 franchises have been awarded but are not open.